Exhibit 3.1

SECOND AMENDMENT TO
THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE PROVIDENCE SERVICE CORPORATION

The undersigned, desiring to amend the certificate of incorporation of a Delaware corporation pursuant to Section 242 of the Delaware General Corporation Law (the “Act”), hereby certifies as follows:

FIRST. The name of the corporation (hereinafter called the “Corporation”) is The Providence Service Corporation.

SECOND. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2003 and was amended by the Amendment to the Second Amended and Restated Certificate of Incorporation on May 6, 2015.

THIRD. Section FIRST of said Second Amended and Restated Certificate of Incorporation, which Article sets forth the name of the Corporation, is hereby amended and restated in its entirety as follows:

“The name of the corporation is “ModivCare Inc.”

FOURTH. The amendment herein certified has been duly adopted in accordance with Section 242 of the Act.

FIFTH. This Amendment shall become effective on January 6th, 2021, 12:01 a.m., Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of December 15th, 2020.

THE PROVIDENCE SERVICE CORPORATION
Date: December 15, 2020

By:	/s/ Kathryn Stalmack
Name:	Kathryn Stalmack
Title:	Senior Vice President, General Counsel